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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                                                      SEC FILE NUMBER 333-141572
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                                                         CUSIP NUMBER 055367 106
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                           NOTIFICATION OF LATE FILING
(Check One): [X] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q
[ ] Form 10-D  [ ]Form N-SAR  [ ] Form N-CSR

For Period Ended:  SEPTEMBER 30, 2007
                   -------------------------------------------------------------
[  ]  Transition Report on Form 10-K
[  ]  Transition Report on Form 20-F
[  ]  Transition Report on Form 11-K
[  ]  Transition Report on Form 10-Q
[  ]  Transition report on Form N-SAR

For the Transition Period Ended:
                                 -----------------------------------------------

         NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

         If the notification relates to a portion of the filing checked above,
identify the Item(s) to which the notification relates:                        .
                                                        -----------------------

PART I - REGISTRANT INFORMATION

BCSB BANCORP, INC.
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Full Name of Registrant

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Former Name if Applicable

4111 E. JOPPA ROAD
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Address of Principal Executive Office (STREET AND NUMBER)

BALTIMORE, MARYLAND 21236
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City, State and Zip Code

                        PART II - RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

    [X]  (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
    [X]  (b)   The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
         (c)   The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.

                             PART III -- NARRATIVE

         State below in reasonable detail why the Form 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

BCSB BANCORP, INC. (THE "COMPANY") WAS UNABLE TO FILE ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 2007 ON TIME AS THE SERVICE PROVIDER HANDLING THE FILING ON BEHALF OF THE COMPANY WAS CLOSED ON THE DUE DATE OF THE FILING.

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                          PART IV -- OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

     ANTHONY R. COLE                         (410) 256-5000
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         (Name)                             (Area Code) (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [X] Yes [ ] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

         Information regarding changes in the results of operations from the corresponding period of the last fiscal year is set forth in the Annual Report on Form 10-K for the year ended September 30, 2007 filed by BCSB Bankcorp, Inc. (SEC Registration No. 000-24589).


BCSB BANCORP, INC.
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                  (Name of Registrant as Specified in Charter)
Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  January 2, 2008                By: /s/ Anthony R. Cole
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                                          Anthony R. Cole
                                          Executive Vice President and
                                          Chief Financial Officer